Exhibit 99.1

Change Agents Announces 1-for-20 Reverse Stock Split

Following the reverse split, the Company expects to have approximately 1.05 million shares outstanding and an estimated public float of approximately 930,000 shares

FREEHOLD, N.J., August 27, 2026 (GLOBE NEWSWIRE) – Change Agents Corporation (“Change Agents” or the “Company”) (Nasdaq: CHGA), a developer of agentic artificial intelligence (“AI”) software solutions, today announced that it will implement a 1-for-20 reverse stock split of its issued common stock, par value $0.0001 (“Common Stock”), (the “Reverse Stock Split”), effective at 4:01 p.m. Eastern Time on August 28, 2026 (the “Effective Time”). The Company’s Common Stock is expected to begin trading on a split-adjusted basis when the market opens on August 31, 2026, and continue to trade on The Nasdaq Capital Market under the symbol “CHGA.” The new CUSIP number for the Common Stock will be 05344R401.

The primary goal of the Reverse Stock Split is to increase the per share market price of the Common Stock to regain compliance with the minimum $1.00 per share bid price requirement set forth in Nasdaq’s listing rules for continued listing on the Nasdaq.

At the Effective Time, every twenty (20) shares of the Company’s Common Stock issued and outstanding or held as treasury stock will automatically be combined into one (1) share of Common Stock. No fractional shares will be issued in connection with the Reverse Stock Split. Any stockholder who would otherwise be entitled to receive a fractional share will instead be entitled to receive one whole share of Common Stock in lieu of such fractional share. Once effective, the Reverse Stock Split is expected to reduce the number of issued and outstanding shares of Common Stock from approximately 21.1 million shares to approximately 1.05 million shares, with an estimated public float of approximately 930,000 shares following the Reverse Stock Split. The Reverse Stock Split will not change the number of authorized shares of the Company’s Common Stock or the par value per share of the Company’s Common Stock.

As a result of the Reverse Stock Split, equitable adjustments will be made to the number of shares of the Common Stock issuable upon exercise of the Company’s equity awards and warrants and the number of shares issuable under the Company’s equity incentive plans, as well as the applicable exercise prices for such equity awards and warrants, in accordance with their terms.

VStock Transfer LLC is acting as transfer and exchange agent for the Reverse Stock Split. Registered stockholders who hold shares of Common Stock in uncertificated form are not required to take any action to receive post-reverse split shares and holders of certificated shares will receive instructions from the VStock Transfer LLC. Stockholders owning shares through an account at a brokerage firm, bank, dealer, custodian or other similar organization acting as nominee will have their positions automatically adjusted to reflect the Reverse Stock Split, subject to such broker’s particular processes, and will not be required to take any action in connection with the Reverse Stock Split.

“The reverse stock split is an important step toward maintaining our Nasdaq listing while establishing a more streamlined capital structure,” said Meng Li, Change Agents’ Interim Chief Executive Officer and Chief Operating Officer. “Following the split, we expect to have approximately 1.05 million shares outstanding and an estimated public float of approximately 930,000 shares. We believe this structure can enhance our visibility among a broader universe of investors as we continue to execute our growth strategy.”

Additional information about the Reverse Stock Split can be found in the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 17, 2026, which is available free of charge at the SEC’s website at www.sec.gov, and on the Company’s website Investor Relations at https://ir.changeagentscorp.com/.

About Change Agents Corp.

Change Agents Corp. (Nasdaq: CHGA) is an artificial intelligence software company focused on developing agentic AI applications designed to help small businesses, brands, and content creators increase revenue, improve digital discoverability, and automate content creation. The Company’s current portfolio includes Beacon, an AI Search Optimization platform, and Catch-Up, an autonomous AI-powered content creation platform. Through its scalable Software-as-a-Service (SaaS) business model, Change Agents is focused on delivering innovative AI solutions that create measurable customer value while generating recurring subscription revenue and long-term shareholder returns.

The Company is seeking to expand into various high growth sectors that are expected to benefit from artificial intelligence.

Change Agents is also distributing the KetoAir™ breathalyzer device a non-invasive consumer breathalyzer that measures ketosis levels and is sold in North America, which is registered with the U.S. Food and Drug Administration as a Class I medical device.

For more information about Change Agents Corporation, please visit www.changeagentscorp.com.

Forward-Looking Statements

Certain statements contained in this press release are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will”, “anticipate”, “estimate”, “expect”, “should”, “may”, and other words and terms of similar meaning or use of future dates; however, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact, including statements regarding the Company’s commercialization, distribution and sales of its products and the product’s ability to compete with other similar products. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors as disclosed in our filings with the SEC, accessible through the SEC’s website (http://www.sec.gov), including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed or furnished with the SEC. In addition to these factors, actual future performance, outcomes, and results may differ materially because of more general factors, including (without limitation) general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes. The forward-looking statements included in this press release represent the Company’s views as of the date of this press release and these views could change. The Company disclaims any obligation to update forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of the press release. The contents of any website referenced in this press release are not incorporated by reference herein.

Contact Information:

Change Agents Corp.

ir@changeagentscorp.com

Investor Relations:

Crescendo Communications, LLC

Tel: (212) 671-1020 Ext. 304

CHGA@crescendo-ir.com